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                                                               EXHIBIT 27(d)(ii)

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     TRANSAMERICA LIFE INSURANCE COMPANY
         A STOCK COMPANY
         HOME OFFICE LOCATED AT: 4333 EDGEWOOD ROAD N.E., CEDAR RAPIDS, IOWA
         52499
         (HEREAFTER CALLED THE COMPANY, WE, OUR OR US)
         (319) 398-8572

                              TERM INSURANCE RIDER

        This extra benefit rider, attached to and made part of the policy provides term insurance as described below.

We agree to pay to the Beneficiary the Term Insurance Amount when we receive due proof at our Administrative Office of the following:

1.   That the insured's death occurred while this rider was in force.

2.   That the insured's death occurred before the expiry date of this rider.

THE INSURED

The insured is the person shown as the Insured on the Policy Specifications page of the policy.

EXPIRY DATE

The expiry date means the rider anniversary that occurs in the year the insured attains age 100.

TERM FACE AMOUNT

The Term Face Amount for this rider is the rider face amount shown on the Policy Specification page of the policy. We will increase the Term Face Amount if you so request in writing and provide us with evidence of insurability. We will decrease the Term Face Amount if you so request in writing. Increases and decreases will take effect on the Monthly Deduction Day of the policy to which this rider is attached or after the day we approve your request.

TERM INSURANCE AMOUNT

Under Life Insurance Benefit 1, the Term Insurance Amount equals the Term Face Amount plus the Policy Face Amount minus the Policy Life Insurance Benefit. Under Life Insurance Benefit Option 2, the Term Insurance Amount equals the Term Face Amount plus the Policy Face Amount plus the Policy Cash Value minus the Policy Life Insurance Benefit Under Life Insurance Benefit Option 3, the Term Insurance Amount equals the Term Face Amount plus the Policy Face Amount plus the sum of Policy premiums paid minus the sum of Policy partial withdrawals minus the Policy Life Insurance Benefit. The Term Insurance Amount may not be less than zero nor more than the Term Face Amount.

RIDER TERMINATION

This rider will terminate if the Policy to which it is attached:

1.   Terminates without value.

2.   Lapses for failure to pay a premium.

3.   Terminates due to death of the insured.

This rider will also terminate on the expiry date of this rider or you may terminate this rider by written request.

THE POLICY

In this rider "Policy" means the policy in which you have requested that this rider be included. "Policy Specifications Page" means the the Policy Specification page of the policy. This rider is issued in consideration of the application. This rider is a part of the Policy. All provisions of the Policy which are not inconsistent with the provisions of this rider apply to this rider.

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RIDER DATE

Rider months, years, and anniversaries are measured from the rider date. The rider date is the Effective Date unless a different rider date is shown in an endorsement attached to the policy. When used in the rider "Effective Date" means Rider Date.

INCONTESTABILITY

We cannot contest this rider after it has been in force during the lifetime of the insured for two years from rider date or the Effective Date of reinstatement of the Policy. Only statements material to such reinstatement shall be contestable for two years from the date of reinstatement.

MONTHLY INSURANCE CHARGE FOR THIS RIDER

While this rider is in force, a monthly cost of insurance charge for this coverage will be included in the Monthly Deduction to the Cash Value. The monthly guaranteed cost of insurance rates are shown in the policy. The Monthly Deduction for this rider equals the cost of insurance rate times the Term Insurance Amount. The rates will vary by the Issue Age, duration, sex and premium class of the insured. We may use cost of insurance rates lower than the guaranteed rates but will never charge rates in excess of the guaranteed rates. Any change to the cost of insurance rates will be applied uniformly to all members of the same premium class. The monthly guaranteed cost of insurance rate is based on the insured's attained age and gender shown on the Policy Specification page.

                        Signed for us at our home office

/s/ CRAIG D. VERMIE                                 /s/ LARRY N. NORMAN
     SECRETARY                                          PRESIDENT

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